SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”), made and entered into as of the 31st day of July 2007, by and between 02Diesel Corporation, a Delaware corporation (the “Company”), and Richard J. Roger (the “Executive”).

WITNESSETH

WHEREAS, the Executive has been employed by the Company since July 1, 2005 as the Chief Operating Officer pursuant to an Employment Agreement by and between Executive and the Company, dated the 9th day of June 2005, (the “Employment Agreement”); and

WHEREAS, the Company desires to terminate Executive’s employment without Cause in accordance with Section 6.2(b) of the Employment Agreement;

WHEREAS, the Company and Executive have determined that it is in their respective best interest to enter into this Agreement on the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Termination of Employment. Executive’s employment with the Company is terminated by the Company without cause effective July 31, 2007 (the “Termination Date”). Such termination will include termination from all positions Executive may hold as an employee, officer, director, plan administrator or trustee.

2. Restricted Stock. As of the Termination Date 166,667 shares of Company Restricted Stock granted to Executive will vest and as of July 31, 2008 (or an earlier date if Executive and the Company agree), an additional 166,666 shares of Company Restricted Stock granted to the Executive will vest. Executive is responsible for payment of any taxes that arise from the vesting of the Company Restricted Stock.

3. Stock Options. The Options awarded Executive to purchase 1,450,000 shares of Company Stock will have fully vested as of the Termination Date and Executive will have thirty (30) days from the Termination Date to exercise the Options to purchase all or less than all of the 1,450,000 shares of Company Stock. Thirty (30) days after the Termination Date the Options, to the extent unexercised, will expire.

4. Restrictions on Transfer of Company Stock. Executive agrees not to sell, transfer, assign, pledge, encumber or otherwise divest himself of ownership or control of all or any part of his Company stock for a period of one year from the effective date of this Agreement, without the consent of the Company.

5. Severance Payments and Benefits. For the one year period following the Termination Date, Company will pay Executive his current annual Base Salary, less statutory deductions and withholdings, payable in accordance with the Company’s normal payroll practices and Executive shall continue to receive family medical and dental coverage at the Company’s expense. As soon as reasonably practicable following the Termination Date and in accordance with the Company’s normal payroll practices, Company will pay Executive for one week’s vacation.

6. Transition Services. Executive will make himself available to the Company for up to a total of 20 business days and will be reasonably available by telephone as needed, at no additional cost to the Company, to assist with the transition of his responsibilities and relationships to others designated by the Company.

7. Continuing Obligations. Executive acknowledges that, except as expressly modified by this Agreement, all obligations of Executive under the provisions of the Employment Agreement, including but not limited to, the return of Company property, the protection of Confidential Information (as defined in the Employment Agreement), inventions discovered by Executive, non-competition and non-solicitation, and non-disparagement, remain in effect following the termination of Executive’s employment, and that the Executive will comply with those provisions.

8. General Release. Executive hereby expressly waives, releases, acquits and forever discharges the Company and its divisions, subsidiaries, affiliates, parents, related entities, partners, officers, directors, shareholders, investors, executives, managers, employees, agents, attorneys, representatives, successors and assigns (hereinafter collectively referred to as “Releases”), from any and all claims, demands, and causes of action which Executive has or claims to have, whether known or unknown, of whatever nature, which exist or may exist on Executive’s behalf from the beginning of time up to and including the date of this Agreement. As used in this paragraph, “claims,” “demands,” and “causes of action” include, but are not limited to, claims based on contract, whether express or implied, defamation, wrongful termination, estoppels, equity, tort, retaliation, intellectual property, personal injury, spoliation of evidence, emotional distress, public policy, wage and hour law, statute or common law, claims for severance pay, claims related to stock options and/or fringe benefits, claims for attorneys’ fees, vacation pay, debts, accounts, compensatory damages, punitive or exemplary damages, liquidated damages, and any and all claims arising under any federal, state, or local statute, law, or ordinance prohibiting discrimination on account of race, color, sex, age, religion, sexual orientation, disability or national origin, including but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, the Family and Medical Leave Act or the Employee Retirement Income Security Act.

9. Consideration Period. Executive acknowledges that he has been provided with a period of twenty-one (21) days to consider the terms of the Company’s offer and that this Agreement reflects negotiated changes. Executive agrees that any changes to the offer, whether material or immaterial, will not restart the running of the 21-day period.

10. Revocation Period. Executive acknowledges that he shall have seven (7) days after signing this Agreement to revoke it if he chooses to do so.

11. Effective Date. This Agreement shall take effect on the first business day following the expiration of the Revocation Period, provided that Executive chooses not to revoke it (“Effective Date”).

12. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

13. Headings. The headings contained in this Agreement are not a part of the Agreement and are included solely for ease of reference.

14. Integration and Modification. Executive declares and represents that no promise or agreement has been made to him other than those expressed herein. Except as stated herein and in the Employment Agreement (as modified hereby), this Agreement and the Employment Agreement constitute the entire agreement of the parties and supersedes all prior understandings, whether oral or written, between them. Any modification of this Agreement must be made in writing and signed by all parties.

15. Severability. If any provision of this Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect.

16. Governing Law. Except to the extent any such laws are preempted by Federal law, the parties agree that the terms of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the choice of laws principles of any state, and that either party may pursue its or his respective rights hereunder in any court of competent jurisdiction.

IN WITNESS WHEREOF, and with the intention of being legally bound hereby, the parties have executed this Agreement on the dates noted below.

/s/ David H. Shipman Witness	/s/ Richard J. Roger Richard J. Roger Date: August 1, 2007 O2 DIESEL CORPORATION BY: /s/ Alan Rae Name: Alan Rae Title: Chief Executive Officer Date: August 1, 2007